November 2, 1998



Mr. Wade Patterson
117 Woodrow Balch Drive
Huntsville, Alabama  35806


Dear Wade:

You and Intergraph Corporation have entered into an Employment Agreement in the form of a letter agreement dated
May 30, 1997. A copy of that Employment Agreement is attached hereto. That Agreement continues in full force and effect until its termination.

By this letter, Intergraph Corporation extends to you the option to terminate that Employment Agreement on or after December 31, 1999 under all terms set forth in this letter, by providing written notice delivered to General Counsel of Intergraph Corporation. Termination of the Employment
Agreement shall not constitute termination of your employment with Intergraph Corporation, which will continue on an employment-at-will basis, under all the terms set forth in this letter.

Within thirty (30) days following the delivery of written notice of your termination of the Employment Agreement on or after December 31, 1999, Intergraph Corporation will pay to you the sum of two million dollars ($2,000,000).

During the period of your continuing at-will employment following the termination of your Employment Agreement, the following terms and conditions will apply:

1. Your employment will be subject to the policies set forth in the Intergraph Policy Manual as it may be modified from time-to-time for all employees.

2. It is understood and agreed that you will continue to be engaged in outside business for Intellicomp Corporation and that this business is not a violation of Intergraph's policy on Conflicts of Interest, so long as it does not interfere unduly with your ability to perform your duties for Intergraph.

3. The Proprietary Information and Inventions Agreement, separately executed May 31, 1997, the terms of which comprise a material part of the Employment Agreement, is attached hereto and incorporated herein and shall continue in full force and effect and comprises a material part of this Letter Agreement.



Page 2
November 2, 1998
Mr. Wade C. Patterson



4. Inventions made for Intellicomp Corporation are not covered by the terms of the attached Proprietary Information and Inventions Agreement.

5. For a period of one (1) year after your employment with Intergraph or its subsidiary ends for any reason, you will not accept employment with or act as a consultant to any Intergraph competitor in the United States in any technical field in which Intergraph has a business interest.

6. This Letter Agreement supersedes all prior discussions and documents that relate to the subject matter covered herein. This Letter Agreement can be altered only in writing and signed by you and by the CEO of Intergraph.

7. All amounts set forth in this Letter Agreement shall be subject to tax and other withholding under Intergraph's usual compensation practices.

Please indicate your acceptance of the above terms by signing in the space indicated below.


INTERGRAPH CORPORATION



By:  /s/ James M. Meadlock
     _______________________
     James M. Meadlock,
     Chief Executive Officer of
     Intergraph Corporation



AGREED and ACCEPTED:


/s/ Wade C. Patterson
_______________________
Wade C. Patterson




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